UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2012

SAUER ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53598	26-3261559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2326 Teller Road, Newbury Park, California	91320
(Address of principal executive offices)	(Zip Code)

(888) 829-8748

Registrant’s telephone number, including area code

NA

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

On May 11, 2012 the Registrant entered into an asset purchase agreement (“APA”) with St George Investments LLC, an Illinois limited liability company (“SGILLC”) to acquire certain assets (the “Acquired Assets”) formerly owned by Helix Wind, Inc., a Nevada corporation (“Helix”) which are either foreclosed on or being foreclosed on by SGILLC. Helix was engaged in the wind turbine business and the assets, which include intellectual property and inventories of parts will, in the opinion of management, enable the Registrant to expand its existing product line of vertical axis wind turbines and improve upon the products that it offers.  The purchase price for the Acquired Assets was 6,000,000 shares of the Registrant’s restricted shares which were valued at $0.25 per share.  The shares are not registered and SGILLC does not have any registration rights.  Once sales can be made under Rule 144, SGILLC is further restricted in the amount of shares it can sell in any particular period pursuant to formulas which are set forth in the APA which is an exhibit hereto.  As a result of the APA, the number of shares which the Registrant has outstanding increased from 79,038,436 to 85,038,436.  The issuance was exempt from registration pursuant to section 4(2) of the Securities Act of 1933, as amended, as not involving any public offering.

Item 9.01   Financial Statements and Exhibits

Financial Information

None

Exhibits:

10.1

Asset Purchase Agreement, dated as of May 11, 2012 by and between St. George Investments LLC and Sauer Energy, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAUER ENERGY, INC.
May 17, 2012	By: /s/ Dieter R. Sauer, Jr.
Dieter R. Sauer, Jr. CEO and President